Exhibit 99.3

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (this “Agreement”) is made and entered into effective for all purposes and in all respects as of September 22, 2023 by and among Delaware Trust Company, as trustee (the “Trustee” or any successor thereto), Sapphire Private Funds Holdings II RSC Ltd, including its successors and assigns by operation of law (the “Purchaser”), and Glass, Lewis & Co., LLC (the “Voting Consultant” or any successor thereto).

WHEREAS, the Purchaser is or will be the legal and Beneficial Owner of shares of common stock (“BDC Shares”) of Vista Credit Strategic Lending Corp. (the “Company”) pursuant to the terms of the Subscription Agreement among the Purchaser, the Company and the other parties thereto (the “Subscription Agreement”);

WHEREAS, the Purchaser desires to transfer and assign irrevocably to the Trustee, and the Trustee desires to accept such transfer and assignment of, the right to vote and consent for the Purchaser in connection with all of its voting and consent rights and responsibilities, as set forth in Section 1 of this Agreement, as the Beneficial Owner of (i) all BDC Shares acquired by the Purchaser pursuant to the Subscription Agreement (the “Subject Shares”) and (ii) any additional BDC Shares of which the Purchaser becomes the Beneficial Owner of during the term of this Agreement (any such additional BDC Shares when so acquired and when owned by the Purchaser will become a part of the “Subject Shares” covered by this Agreement);

WHEREAS, the Voting Consultant shall analyze any matters requiring the owner of Subject Shares to vote or consent in its capacity as an equity holder (whether at a meeting or via a consent solicitation), and shall provide a recommendation to the Trustee of how to vote or consent with respect to such voting or consent matters;

WHEREAS, the Voting Consultant and the Trustee are each Independent of the Purchaser; and

WHEREAS, the parties hereto desire to set forth in writing their understandings and agreements.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally and equitably to be bound, hereby agree as follows:

1. Creation of Trust

The Purchaser hereby irrevocably transfers and assigns to the Trustee, and the Trustee hereby accepts the transfer and assignment of, the right to vote and consent for the Purchaser in connection with all of its voting and consent rights and responsibilities as Beneficial Owner of the Subject Shares with respect to the following matters (collectively, the “Voting Matters”):

(a) any matters that holders of BDC Shares are entitled to vote on under the Investment Company Act of 1940, as amended (the “1940 Act”), including but not limited to the election of directors, changes in the Company’s election to operate as a business development company, changes in fundamental policies and approval of advisory agreements; and

(b) such other matters that are submitted to a vote of holders of BDC Shares of the Company pursuant to the charter of the Company, state law or otherwise.

In order to effect the transfer of voting and consent rights with respect to the Voting Matters, the Purchaser hereby irrevocably appoints and constitutes the Trustee as its attorney-in-fact and grants the Trustee one or more irrevocable proxies with respect to the Voting Matters and further agrees to renew any such proxies that may lapse by their terms while the Subject Shares are still subject to this Agreement.

The Purchaser will be the registered owner of the Subject Shares. If any dividend or other distribution in respect of the Subject Shares is paid, such dividend or distribution will be paid directly to the Purchaser.

2. Definitions

“Beneficial Owner” means, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) voting power which includes the power to vote, or to direct the voting of, securities and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, securities.

“Independent” means, as to any Person, any other Person who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person, (ii) is not connected with such Person as an officer, employee, promoter, underwriter, partner, director or Person performing similar functions and (iii) is not otherwise subject to the undue influence or control of such other Person. For purposes of this definition, no Person will fail to be Independent solely because such Person acts as a voting consultant or trustee in respect of property owned by another Person or its affiliates pursuant to this Agreement or any other agreement. With respect to item (i) above, “material direct or material indirect financial interest” means, (1) as to any Person, owning directly or indirectly (as principal for such Person’s own account) at least 5% of any class of the outstanding equity or debt securities issued by any other Person or (2) with respect to a Person (the “Investor”) owning directly or indirectly (as principal for the Investor’s own account) outstanding equity or debt securities of any other Person in an amount at least equal to 5% of the total consolidated shareholders equity of the Investor (measured in accordance with U.S. generally accepted accounting principles).

“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

3. Right to Transfer

The Purchaser shall have the right to sell or otherwise transfer the Subject Shares at any time in its sole discretion, subject to the transfer restrictions contained in the governing documents of the Company (including the Subscription Agreement) and applicable law. Upon the transfer of the Subject Shares by the Purchaser, except at set forth in Section 20 of this Agreement, such Subject Shares shall no longer be subject to this Agreement.

4. Trustee

(a) Rights and Powers of Trustee. With respect to Subject Shares, the Trustee shall, in person or by nominees, agents, attorneys-in-fact, or proxies, have the right and the obligation to exercise its discretion with respect to all Voting Matters requiring holders of BDC Shares to vote or consent with respect to and including voting or consenting to any corporate or shareholder action of any kind whatsoever, subject to the terms of this Agreement. The Trustee shall be obligated to vote any Voting Matter in accordance with the provisions of this Agreement.

(b) Liability of Trustee. In exercising the rights and powers of the Trustee, the Trustee will exercise any rights and powers in the Trustee’s best judgment; provided, however, the Trustee shall not be liable for any action taken by such Trustee or the Trustee’s agent, except for liability arising from the Trustee’s bad faith, willful misconduct or gross negligence. The Trustee shall not be required to give any bond or other security for the discharge of the Trustee’s duties.

(c) Resignation of and Successor Trustee. The Trustee may at any time resign the Trustee’s Position as Trustee by delivering a resignation in writing to the Purchaser and the Voting Consultant to become effective 90 days after the date of such delivery, but in any event such notice shall not become effective prior to the acceptance of a successor Trustee. The Trustee shall nominate a successor Trustee acceptable to the Purchaser, who shall have all rights, powers and obligations of the resigning Trustee as set forth in this Agreement, and all rights, powers and obligations of the resigning Trustee hereunder shall immediately terminate upon the acceptance by the successor Trustee of such nomination and the execution of this Agreement by the successor Trustee as “Trustee” hereunder. No such resignation shall become effective until such time as a successor Trustee has been appointed and such appointment has been accepted. The fact that any Trustee has resigned such Trustee’s position as a Trustee shall not act, or be construed to act, as a release of any Subject Shares from the terms and provisions of this Agreement.

(d) Removal. The Trustee may be removed by the Purchaser upon 30 days prior written notice upon either (i) a material breach by the Trustee of its obligations hereunder or (ii) any action or inaction of the Trustee which constitutes bad faith, gross negligence or willful misconduct in the performance of its obligations hereunder.

(e) Contract. A separate letter agreement between the Purchaser and the Trustee, as may be amended from time to time (the “Letter Agreement”), sets forth additional details, including fees, pursuant to which the Trustee is providing the services contemplated hereunder and is attached hereto as Exhibit A.

(f) Independent. The Trustee represents that it is Independent of the Purchaser; provided, however, if the Trustee becomes aware that the Trustee is no longer Independent of the Purchaser, the Trustee shall promptly, and in no event later than two business days after becoming aware, notify the Purchaser and shall abstain from voting or consenting during any period of time during which the Trustee is not Independent of the Purchaser. If the Trustee notifies the Purchaser that it is no longer Independent of the Purchaser, the Purchaser shall use commercially reasonable efforts to identify and appoint a replacement trustee.

5. Voting Consultant

(a) Liability of Voting Consultant. In providing its voting recommendations on Voting Matters hereunder, the Voting Consultant will provide such recommendations in the Voting Consultant’s best judgment with respect to the Voting Matters for the Subject Shares; provided, however, the Voting Consultant shall not be liable for any action taken by such Voting Consultant or the Voting Consultant’s agent, except for liability arising from the Voting Consultant’s bad faith, willful misconduct or gross negligence.

(b) Resignation of and Successor Voting Consultant. The Voting Consultant may at any time resign the Voting Consultant’s Position as Voting Consultant by delivering a resignation in writing to the Purchaser and to the Trustee to become effective 90 days after the date of such delivery. Upon receipt of the Voting Consultant’s written resignation, the Purchaser shall use commercially reasonable efforts to appoint a successor Voting Consultant which has been consented to by the Trustee, such consent not to be unreasonably withheld. If the Voting Consultant shall resign but a successor Voting Consultant has not assumed all of the Voting Consultant’s duties and obligations within 90 days of such resignation, the Voting Consultant may Petition any court of competent jurisdiction for the appointment of a successor Voting Consultant. No such resignation shall become effective until such time as a successor Voting Consultant has been appointed and such appointment has been accepted.

(c) Removal. The Voting Consultant may be removed by the Purchaser upon 30 days prior written notice upon either (i) a material breach by the Voting Consultant of its obligations hereunder or (ii) any action or inaction of the Voting Consultant which constitutes bad faith, gross negligence or willful misconduct in the performance of its obligations hereunder.

(d) Contract. A separate master service agreement between the Voting Consultant and the Purchaser, as may be amended from time to time (the “Consulting Agreement”), sets forth additional details, including fees, pursuant to which the Voting Consultant is providing the services contemplated hereunder.

(e) Independent. The Voting Consultant represents that it is Independent of the Purchaser; provided, however, if the Voting Consultant becomes aware that the Voting Consultant is no longer Independent of the Purchaser, the Voting Consultant shall promptly, and in no event later than two business days after becoming aware, notify the Purchaser and shall abstain from making voting recommendations during any period of time during which the Voting Consultant is not Independent of the Purchaser. If the Voting Consultant notifies the Purchaser that it is no longer Independent of the Purchaser, the Purchaser shall use commercially reasonable efforts to identify and appoint a replacement voting consultant.

6. Amount of Subject Shares Notification

On any and each date that the Purchaser sells or otherwise transfers any Subject Shares to another Beneficial Owner, the Purchaser shall promptly notify the Trustee of such occurrence and the number of BDC Shares that the Purchaser then owns.

7. Voting Communications

The Purchaser shall notify the Trustee and the Voting Consultant as soon as possible, and in any event, not later than two business days after receipt of notice that a vote of the holders of BDC Shares has been requested or permitted on any Voting Matter and the Purchaser shall, within such same time frame, forward any information sent to the Purchaser in connection with such vote to the Trustee and the Voting Consultant.

The Voting Consultant shall analyze and provide a voting or consent recommendation to the Trustee with respect to each Voting Matter in respect of the Subject Shares. The Trustee shall not take action with respect to a Voting Matter absent of its receipt of an applicable recommendation from the Voting Consultant. The Trustee is obligated to act in accordance with the voting or consent recommendation made by the Voting Consultant and shall be fully protected in doing so. In all Voting Matters, the Trustee shall use the proxies granted to it by the Purchaser to vote or consent the Subject Shares in accordance with the voting or consent recommendation made by the Voting Consultant and the Purchaser shall not exercise any voting or consent rights in such matters.

If the Voting Consultant fails to provide a voting or consent recommendation to the Trustee on or prior to the deadline for Submission of such vote or consent, the Trustee shall not provide a vote or consent on behalf of the Purchaser on such deadline and shall provide notice of the failure to receive a voting or consent recommendation to the Purchaser and the Voting Consultant. For the avoidance of doubt, the Purchaser shall not retain the right to vote or consent on any Voting Matters for which the Trustee does not provide a vote or consent on behalf of the Purchaser.

8. Indemnification

(a) Of the Trustee and the Voting Consultant. The Purchaser shall indemnify and hold the Trustee and the Voting Consultant and such Trustee’s and such Voting Consultant’s duly authorized agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever in connection with or growing out of (i) with respect to the Trustee, the administration of the voting trust created by this Agreement or (ii) with respect to the Trustee and the Voting Consultant, the exercise of any powers or the performance of any duties by the Trustee or the Voting Consultant as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Trustee and the Voting Consultant separately, such as may arise from the bad faith, willful misconduct or gross negligence of the Trustee or the Voting Consultant, respectively. In no event shall the Purchaser be liable for special, incidental, indirect or consequential damages.

(b) Of the Purchaser and the Trustee. The Voting Consultant shall indemnify and hold the Purchaser and the Trustee and the Purchaser’s and the Trustee’s duly authorized agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed, incurred or asserted against the Purchaser or the Trustee in connection with the bad faith, willful misconduct or gross negligence of the Voting Consultant in connection with the exercise of any powers or the performance of any duties by the Voting Consultant as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Purchaser and the Trustee separately, such as may arise from the bad faith, willful misconduct or gross negligence of the Purchaser or the Trustee, respectively; provided, however, that the Voting Consultant’s maximum liability under this Section 8(b) of this Agreement shall be limited to an amount not to exceed the total amount of the fees the Voting Consultant receives from the Purchaser under the Consulting Agreement in any one year period for any and all claims made within that one year period. In no event shall the Voting Consultant be liable for special, incidental, indirect or consequential damages.

(c) Conditions to Indemnification. An indemnified party must give the other party(ies) prompt written notice of any claim and allow the indemnifying party to defend or settle the claim as a condition to indemnification. No Settlement shall bind any party without such party’s written consent.

9. Termination of Agreement

(a) This Agreement and the voting trust created hereby shall terminate with respect to all of the Subject Shares (i) at the option of the Purchaser with 10 business days prior written notice delivered by Purchaser to the Trustee and Voting Consultant, upon July 1 or December 31 of any year, (ii) at the option of the Purchaser, upon the Purchaser owning less than 5% of the outstanding BDC Shares, (iii) as provided with respect to certain transfers of Subject Shares in Section 3 of this Agreement, or (iv) upon 10 business days written notice delivered by Purchaser to the Trustee and Voting Consultant following any failure to agree to the renewal or extension of the term for the Trustee or the Voting Consultant as provided in the Letter Agreement or Consulting Agreement, respectively.

(b) Upon the termination of this Agreement with respect to the Subject Shares, the voting trust created pursuant to Section 1 of this Agreement shall cease to have any effect with respect to the Subject Shares, and the parties hereto shall have no further rights or obligations under this Agreement with respect to the Subject Shares.

10. Trustee’s Compensation

The Trustee shall be entitled to the compensation set forth in the Letter Agreement.

11. Voting Consultant’s Compensation

The Voting Consultant shall be entitled to the compensation pursuant to the Consulting Agreement.

12. Tax Treatment

It is the intention of the parties hereto that for all federal, state and local income and other tax purposes the Purchaser or the applicable Beneficial Owner, as the case may be, shall be treated as the owner of the Subject Shares and, except as otherwise required by law, no party shall take a contrary Position in any tax return or report or otherwise act in a contrary manner.

13. Notices

All notices, requests and other communications to the Purchaser, the Trustee or the Voting Consultant shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or to such other Person and/or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by mail, five days after such communication is deposited in the mail, return receipt requested, addressed as aforesaid, or (ii) if given by any other means, when delivered at the address specified in this Section 13 of this Agreement. The notice address for each party is specified below:

if to the Purchaser:

Sapphire Private Funds Holdings II RSC Ltd
Unit 3408, Al Maqam Tower Abu Dhabi Global Market Square Al Maryah Island Abu Dhabi, United Arab Emirates

Attention:	Andrew Chvatal
Telephone:	+971 50 452 5068
Email:	legal@adg.ae reports@adg.ae

if to the Trustee:

Delaware Trust Company
251 Little Falls Drive Wilmington, Delaware 19808

Attention:	Trust Administration
Telephone:	877-374-6010
Email:	USTrustAgency@delawaretrust.com

if to the Voting Consultant:

Glass, Lewis & Co., LLC
255 California Street, Suite 1100 San Francisco, California 94111

Attention:	Carroll Cooke
Telephone:	917-655-3333 (mobile) 212-797-3669 (office)
Email:	ccooke@glasslewis.com

14. Modification

No modification of this Agreement shall be effective unless in writing and signed by all of the parties hereto. Without the prior written consent of the Company (in its sole discretion), the Purchaser will not agree or consent to any amendment, supplement, modification or repeal of this Agreement, nor waive any provision hereof; provided, that in the case of any proposed amendment, supplement, modification or repeal of this Agreement which is a result of a change in law or regulation, the consent of the Company shall not be unreasonably withheld or delayed.

15. Benefit and Burden

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors or administrators, personal and legal representatives, successors and assigns.

16. Severability

The invalidity of any particular provision of this Agreement shall not affect the validity of the remainder hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

17. Headings

The section headings herein are for convenience of reference only, and shall not affect the construction, or limit or otherwise affect the meaning hereof.

18. Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF FEDERAL AND NEW YORK STATE COURTS OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY, NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

19. Waiver

THE PURCHASER, THE TRUSTEE AND THE VOTING CONSULTANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER(S) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

20. Assignment

None of the parties hereto may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties; provided that, without the consent of either the Trustee or the Voting Consultant, the Purchaser may assign its rights and obligations under this Agreement (i) to an affiliate of the Purchaser who is a transferee of any Subject Shares(in respect of such transferred Subject Shares) or (ii) to a successor of the Purchaser, so long as such transferee or successor (a) irrevocably appoints and constitutes the Trustee as its attorney-in-fact and grants the Trustee one or more irrevocable proxies with respect to the Voting Matters and further agrees to renew any such proxies that may lapse by their terms while the Subject Shares are still subject to this Agreement and (b) signs a written joinder to this Agreement, in which case such transferee or successor will be deemed the Purchaser for purposes of this Agreement in respect of the relevant Subject Shares. Any assignment other than in accordance with this Section 21 of this Agreement shall be void.

21. Conflicts with Other Documents

In the event that this Agreement requires any action to be taken with respect to any matter and the Letter Agreement or Consulting Agreement requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of this Agreement in respect thereof shall control.

22. Counterparts

This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Sapphire Private Funds Holdings II RSC Ltd, as Purchaser

By:	/s/ Khalifa Alsuwaidi
Name:	Khalifa Alsuwaidi
Title:	Authorized Signatory

Delaware Trust Company, as Trustee

By:	/s/ Deirdra N. Ross
Name:	Deirdra N. Ross
Title:	Vice President

Glass, Lewis & Co., LLC, as Voting Consultant

By:	/s/ Dan Concannon
Name:	Dan Concannon
Title:	Chief Commercial Officer